For more information Contact Neil Russell Vice President, Investor Relations T 281-584-1308	Sysco Corporation 1390 Enclave Parkway Houston, TX 77077 sysco.com
SYSCO REPORTS FIRST QUARTER NET EARNINGS OF $299 MILLION, AND DILUTED EPS OF $0.51
HOUSTON, November 8, 2010 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first quarter ended October 2, 2010.
First Quarter Fiscal 2011 Highlights
•	Sales were $9.8 billion, an increase of 7.4% from $9.1 billion in the first quarter of fiscal 2010.

•	Operating income was $506 million, an increase of 1.8% compared to $497 million in last year’s first quarter, and Sysco’s highest first quarter on record.

•	Diluted earnings per share (EPS) were $0.51, including a $0.02 benefit from Corporate Owned Life Insurance (COLI). This result was 7.3% lower than last year’s first quarter EPS of $0.55, which included a $0.05 favorable impact from the company’s IRS settlement and a $0.04 benefit from COLI.
“I am pleased with the volume growth and productivity improvements our operating companies produced during the quarter,” said Bill DeLaney, Sysco’s president and chief executive officer. “While our overall sales increase and operating expense management were encouraging, we missed our goal for operating income growth, largely due to a decline in gross profit margin and higher pension costs. Our entire leadership team is focused on effectively leveraging sales growth as the fiscal year progresses.”
First Quarter Fiscal 2011 Summary
Sales for the first quarter were $9.8 billion, an increase of $700 million, or 7.4% compared to the same period last year due primarily to the impact of food cost inflation and the strongest year-over-year Broadline and SYGMA case volume growth since the second quarter of fiscal 2007. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 3.3%, driven by nearly 10% inflation in the combined categories of meat, dairy and seafood. This compares to deflation of 3.4% in the prior year period. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.6%, and the impact of changes in foreign exchange rates for the first quarter increased sales by 0.5%.

Operating income increased $9 million, or 1.8%, to $506 million during the first quarter. While sales increased 7.4% during the first quarter, gross margin increased 4.8%, or $84 million, and operating expense increased 6%.
Operating expense increased $75 million for the first quarter mainly from (1) an approximately $40 million increase in salaries and related expense primarily due to increased costs on higher case volume during the quarter, and (2) a $15 million increase in pension expense. In addition, operating expense includes a $14 million benefit from the impact of COLI, which was $8 million lower than the prior year’s benefit from COLI. In addition, while gross margin for the quarter increased 4.8% year-over-year to $1.8 billion, gross margin as a percentage of sales declined 46 basis points to 18.8% due mainly to strategic pricing initiatives and the impact of significant inflation in the categories discussed above.
Net earnings for the first quarter were $299 million, a decrease of $27 million, or 8.3%. Net earnings reflect a $39 million increase in tax expense year-over-year primarily due to the IRS settlement gain and higher non-taxable COLI gains recorded in the prior year.
Diluted EPS was $0.51, including a $0.02 positive impact from COLI. Diluted EPS in the prior year period was $0.55, which included a $0.04 positive impact from COLI and a $0.05 positive impact from the company’s IRS settlement announced in August 2009.
Cash Flow and Capital Spending
Cash flow from operations was $227 million for the first quarter of fiscal 2011, and capital expenditures totaled $143 million for the first quarter. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.
Conference Call & Webcast
Sysco’s first quarter 2011 earnings conference call will be held on Monday, November 8, 2010 at 10:00 a.m. Eastern. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 180 distribution facilities serving approximately 400,000 customers. For the fiscal year 2010 that ended July 3, 2010 the company generated more than $37 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.

Forward-Looking Statements
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding our leadership team’s focus on effectively leveraging sales growth as the fiscal year progresses. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Factors impacting our ability to effectively leverage sales growth include the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, that initial signs of economic recovery may not prove long lasting, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2011 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 3, 2010, as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Oct. 2, 2010	Sept. 26, 2009
Sales	$9,751,274	$9,081,426
Cost of sales	7,919,857	7,334,067

Gross margin	1,831,417	1,747,359
Operating expenses	1,325,177	1,250,031

Operating income	506,240	497,328
Interest expense	31,101	33,800
Other expense (income), net	(1,684)	(2,012)

Earnings before income taxes	476,823	465,540
Income taxes	177,754	139,335

Net earnings	$299,069	$326,205

Net earnings:
Basic earnings per share	$0.51	$0.55
Diluted earnings per share	0.51	0.55

Average shares outstanding	588,711,412	591,568,212
Diluted shares outstanding	591,103,346	591,983,474

Dividends declared per common share	$0.25	$0.24
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands, Except for Share Data)

	Oct. 2, 2010	July 3, 2010	Sept. 26, 2009
ASSETS
Current assets
Cash and cash equivalents	$448,374	$585,443	$773,770
Short-term investments	—	23,511	27,438
Accounts and notes receivable, less allowances of $49,376, $36,573 and $51,089	2,814,958	2,617,352	2,575,293
Inventories	1,875,242	1,771,539	1,747,773
Deferred income taxes	74,419	—	91,262
Prepaid expenses and other current assets	76,418	70,992	69,013
Prepaid income taxes	—	7,421	—

Total current assets	5,289,411	5,076,258	5,284,549
Plant and equipment at cost, less depreciation	3,277,583	3,203,823	3,014,341
Other assets
Goodwill	1,577,691	1,549,815	1,529,066
Intangibles, less amortization	110,974	106,398	116,731
Restricted cash	129,532	124,488	121,755
Prepaid pension cost	—	—	48,750
Other assets	270,219	252,919	237,247

Total other assets	2,088,416	2,033,620	2,053,549

Total assets	$10,655,410	$10,313,701	$10,352,439

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,998,982	$1,953,092	$1,883,088
Accrued expenses	751,640	870,114	767,742
Accrued income taxes	337,001	—	345,420
Deferred income taxes	50,561	178,022	—
Current maturities of long-term debt	7,837	7,970	8,743

Total current liabilities	3,146,021	3,009,198	3,004,993
Other liabilities
Long-term debt	2,486,646	2,472,662	2,468,783
Deferred income taxes	282,836	271,512	616,142
Other long-term liabilities	758,912	732,803	548,163

Total other liabilities	3,528,394	3,476,977	3,633,088
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	825,930	816,833	764,902
Retained earnings	7,286,409	7,134,139	6,724,058
Accumulated other comprehensive loss	(415,765)	(480,251)	(233,932)
Treasury stock at cost, 178,993,904, 176,768,795 and 173,860,981 shares	(4,480,754)	(4,408,370)	(4,305,845)

Total shareholders’ equity	3,980,995	3,827,526	3,714,358

Total liabilities and shareholders’ equity	$10,655,410	$10,313,701	$10,352,439

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	13-Week Period Ended
	Oct. 2, 2010	Sept. 26, 2009
Cash flows from operating activities:
Net earnings	$299,069	$326,205
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	10,148	12,748
Depreciation and amortization	101,714	93,906
Deferred income taxes	(198,900)	(207,546)
Provision for losses on receivables	5,670	8,152
Other non-cash items	1,973	(157)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(178,499)	(100,167)
(Increase) in inventories	(85,649)	(86,167)
(Increase) in prepaid expenses and other current assets	(4,958)	(4,242)
Increase in accounts payable	25,468	84,798
(Decrease) in accrued expenses	(124,601)	(33,895)
Increase in accrued income taxes	342,129	56,113
(Increase) in other assets	(13,539)	(22,083)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	47,034	(85,596)
Excess tax benefits from share-based compensation arrangements	(277)	(465)

Net cash provided by operating activities	226,782	41,604

Cash flows from investing activities:
Additions to plant and equipment	(142,924)	(109,405)
Proceeds from sales of plant and equipment	354	1,346
Acquisition of businesses, net of cash acquired	(23,891)	(8,334)
Purchases of short-term investments	—	(27,217)
Maturities of short-term investments	24,075	—
(Increase) in restricted cash	(5,044)	(27,897)

Net cash used for investing activities	(147,430)	(171,507)

Cash flows from financing activities:
Other debt borrowings	626	2,417
Other debt repayments	(2,273)	(2,593)
Common stock reissued from treasury for share-based compensation awards	40,834	21,907
Treasury stock purchases	(116,699)	—
Dividends paid	(146,868)	(141,729)
Excess tax benefits from share-based compensation arrangements	277	465

Net cash used for financing activities	(224,103)	(119,533)

Effect of exchange rates on cash	7,682	4,555

Net (decrease) in cash and cash equivalents	(137,069)	(244,881)
Cash and cash equivalents at beginning of period	585,443	1,018,651

Cash and cash equivalents at end of period	$448,374	$773,770

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$54,302	$59,509
Income taxes	35,180	334,833
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	13-Week Period Ended
	Oct. 2, 2010	Sept. 26, 2009
Sales:
Broadline	$7,791,274	$7,308,706
SYGMA	1,319,496	1,150,861
Other	786,925	742,877
Intersegment	(146,421)	(121,018)

Total	$9,751,274	$9,081,426

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended
	Oct. 2, 2010	Sept. 26, 2009
Sysco Brand Sales as a % of MA-Served Sales	45.34%	47.02%
Sysco Brand Sales as a % of Total Broadline Sales	36.52%	38.40%
MA-Served Sales as a % of Total Broadline Sales	47.39%	47.16%
Note: Statistical sales mix information represents data for U.S. and Canadian Broadline companies only.

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